SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED APRIL 23, 2014	REGISTRATION NO. 333-175144

$75,000,000

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

CLASS A PROMISSORY NOTES

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This Supplement relates to the sale by MINISTRY PARTNERS INVESTMENT COMPANY, LLC of its Class A Notes.

This Supplement should be read in conjunction with the prospectus dated April 23, 2014. The prospectus is not complete without this Supplement and this Supplement should not be used other than with the prospectus. The terms and conditions of the Offering and the Class A Notes are set forth in the prospectus as revised by this Supplement.

APPOINTMENT OF PRESIDENT

On May 13, 2014, the Company’s Board of Managers appointed James H. Overholt to serve as its President and Chief Executive Officer of the Company, effective as of that date. Mr. Overholt had been appointed to serve as the Company’s Interim Chief Executive Officer (“CEO”) and President on November 7, 2013. The Company had entered into an Interim CEO Employment Agreement with Mr. Overholt dated December 5, 2013. Mr. Overholt does not have any family relationships with any of the Company’s Board of Managers or executive Officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

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The date of this prospectus supplement is October 2, 2014.